Exhibit 99.1

For Further Information, Contact:

Quality Systems, Inc.

18111 Von Karman Avenue, Suite 800

Irvine, CA  92612

Phone: (949) 255-2600

Jamie Arnold, Chief Financial Officer

JArnold@nextgen.com

FOR IMMEDIATE RELEASE

January 25, 2018

Quality Systems, Inc. Reports Fiscal 2018 Third Quarter Results

IRVINE, Calif. – (January 25, 2018) – Quality Systems, Inc. (NASDAQ: QSII), known to its clients as NextGen Healthcare, announced today results for its fiscal 2018 third quarter ended December 31, 2017.

“Our fiscal third quarter marked one of solid financial results and continued demonstration of execution on our strategic plan. I believe the structural changes we’ve put in place, including the new additions to our sales team, allow for greater predictability in our business and I’m pleased to report a sequential increase in bookings and great receptivity to Eagle Dream during the quarter. The positive indications we’re seeing in cross-selling are still early, but I believe the new solutions we’ve added have greatly helped to develop our well-rounded platform. This continued progress makes us confident in our outlook for the longer-term as we continue to deliver value for our clients and position ourselves to deliver future growth,” commented Rusty Frantz, President and Chief Executive Officer of Quality Systems, Inc.

Revenues for the fiscal 2018 third quarter of $131.7 million compared to $127.9 million a year-ago. On a GAAP basis, net income for the 2018 third quarter was $1.5 million, compared with $10.5 million in the 2017 third quarter. Non-GAAP net income for the 2018 third quarter was $9.4 million compared with non-GAAP net income of $14.4 million in the 2017 third quarter.

On a GAAP basis, fully diluted earnings per share was $0.02 in the fiscal 2018 third quarter compared with $0.17 per share for the same period a year ago. On a non-GAAP basis, fully diluted earnings per share for the fiscal 2018 third quarter was $0.15 versus $0.23 reported in the third quarter a year ago.

Fiscal 2018 Financial Outlook

For the fiscal year 2018, the Company is reiterating its revenue outlook of a range of $522 million to $530 million. The Company is also reiterating its non-GAAP EPS from a range of $0.64 and $0.68.

Conference Call Information

Quality Systems will host a conference call to discuss its fiscal 2018 third quarter results on Thursday, January 25, 2018 at 5:00 PM ET (2:00 PM PT).  Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 866-750-8947 or 720-405-1352 for international callers, and referencing participant code 9176097 approximately 15 minutes prior to the call. A live webcast of the conference call will be available on the investor relations section of the company's web site and an audio file of the call will also be archived for 90 days at investor.qsii.com. After the conference call, a replay will be available until February 8, 2018 and can be accessed by dialing 800-585-8367 or 404-537-3406 for international callers, and referencing participant code 9176097.

About Quality Systems, Inc.

Quality Systems, Inc., known to its clients as NextGen Healthcare, provides a range of software, services, and analytics solutions to medical and dental group practices. The company's portfolio delivers foundational capabilities to empower physician success, enrich the patient care experience, and enable the transition to value-based healthcare. Visit www.qsii.com and www.nextgen.com for additional information.

Investor Contact:

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

This news release may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events, developments in the healthcare sector and regulatory framework, the Company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income, and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements and additional risks and uncertainties are set forth in Part I, Item A of our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, including but not limited to: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; uncertainties related to the future impact of U.S. tax reform; the impact of governmental and regulatory agency investigations; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company's ability or inability to attract and retain qualified personnel; possible regulation of the Company's software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods' financial statements; disruptions caused by acquisitions of companies, products, or technologies; and general economic conditions. A significant portion of the Company's quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company's revenues and operating results are very difficult to forecast. A major portion of the Company's costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company's period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF NON-GAAP FINANCIAL MEASURES

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures, which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying financial tables. Other companies may calculate non-GAAP measures differently than Quality Systems, which limits comparability between companies. The Company believes that its presentation of non-GAAP diluted earnings per share provides useful supplemental information to investors and management regarding the Company's financial condition and results. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. The Company calculates non-GAAP diluted earnings per share by excluding net acquisition costs, amortization of acquired intangible assets, amortization of deferred debt issuance costs, restructuring costs, net securities litigation defense costs, share-based compensation, and other non-run-rate expenses from GAAP income before provision for income taxes. The Company utilizes a normalized non-GAAP tax rate to provide better consistency across the interim reporting periods within a given fiscal year by eliminating the effects of non-recurring and period-specific items, which can vary in size and frequency, and which are not necessarily reflective of the Company’s longer-term operations.

The normalized non-GAAP tax rate applied to each quarter of fiscal year 2017 and each quarter of fiscal 2018 through December 31, 2017 is 30.5%. The determination of this rate is based on the consideration of both historic and projected financial results. The Company has not adjusted its non-GAAP tax rate for the three and nine months ended December 31, 2017 following the enactment of the new tax reform legislation on December 22, 2017. We have not yet fully assessed the impact of the tax reform legislation on the fiscal 2018 non-GAAP tax rate and may adjust it in the fiscal 2018 fourth quarter as additional information becomes available and further analysis is completed based on the expected long-term impact of the tax reform legislation in conjunction with any other significant events occur that may materially affect this rate, such as merger and acquisition activity, changes in business outlook, or other changes in expectations regarding tax regulations.

The Company’s future period guidance in this release includes adjustments for items not indicative of the Company’s core operations. Such adjustments are generally expected to be of a nature similar to those adjustments applied to the Company’s historic GAAP financial results in the determination of the Company’s non-GAAP diluted earnings per share. Such adjustments, however, may be affected by changes in ongoing assumptions and judgments as to the items that are excluded in the calculation of non-GAAP adjusted net income and adjusted diluted earnings per share, as described in this release. The exact amount and probable significance of these adjustments, including net acquisition costs, net securities litigation defense costs, and other non-run-rate expenses, are not currently determinable without unreasonable efforts, but may be significant. These items cannot be reliably quantified or forecasted due to the combination of their historic and expected variability. It is therefore not practicable to reconcile this non-GAAP guidance to the most comparable GAAP measures.

QUALITY SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
Revenues:
Software license and hardware	$13,131	$16,995	$40,198	$48,966
Software related subscription services	24,690	22,546	73,584	63,911
Total software, hardware and related	37,821	39,541	113,782	112,877
Support and maintenance	40,362	39,924	123,171	116,905
Revenue cycle management and related services	21,922	20,048	64,327	62,037
Electronic data interchange and data services	23,136	21,790	69,446	65,527
Professional services	8,474	6,565	24,518	19,893
Total revenues	131,715	127,868	395,244	377,239
Cost of revenue:
Software license and hardware	5,726	5,680	15,947	19,227
Software related subscription services	11,693	9,345	32,822	27,107
Total software, hardware and related	17,419	15,025	48,769	46,334
Support and maintenance	7,525	7,299	22,583	20,903
Revenue cycle management and related services	15,401	13,462	45,615	42,052
Electronic data interchange and data services	13,581	12,662	40,313	38,232
Professional services	7,708	5,904	22,278	19,643
Total cost of revenue	61,634	54,352	179,558	167,164
Gross profit	70,081	73,516	215,686	210,075
Operating expenses:
Selling, general and administrative	43,563	37,542	127,517	120,913
Research and development costs, net	20,645	19,714	60,161	56,230
Amortization of acquired intangible assets	1,956	2,568	6,015	7,889
Restructuring costs	130	231	130	4,685
Total operating expenses	66,294	60,055	193,823	189,717
Income from operations	3,787	13,461	21,863	20,358
Interest income	15	-	36	9
Interest expense	(733)	(629)	(2,250)	(2,445)
Other expense, net	(41)	(4)	(48)	(146)
Income before provision for income taxes	3,028	12,828	19,601	17,776
Provision for income taxes	1,487	2,342	6,134	3,950
Net income	$1,541	$10,486	$13,467	$13,826
Net income per share:
Basic	$0.02	$0.17	$0.21	$0.22
Diluted	$0.02	$0.17	$0.21	$0.22
Weighted-average shares outstanding:
Basic	63,706	62,093	63,287	61,645
Diluted	63,708	62,093	63,296	61,900

QUALITY SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	December 31, 2017	March 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$23,359	$37,673
Restricted cash and cash equivalents	3,393	4,916
Accounts receivable, net	79,416	83,407
Inventory	154	158
Income taxes receivable	4,082	2,679
Prepaid expenses and other current assets	17,944	17,969
Total current assets	128,348	146,802
Equipment and improvements, net	27,137	27,426
Capitalized software costs, net	23,209	13,607
Deferred income taxes, net	7,197	11,265
Intangibles, net	80,663	69,213
Goodwill	216,530	185,898
Other assets	18,299	19,010
Total assets	$501,383	$473,221
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,069	$4,618
Deferred revenue	52,843	52,383
Accrued compensation and related benefits	21,898	24,513
Income taxes payable	—	405
Other current liabilities	30,153	46,775
Total current liabilities	107,963	128,694
Deferred revenue, net of current	853	1,394
Deferred compensation	6,473	6,629
Line of credit	39,000	15,000
Other noncurrent liabilities	16,354	16,461
Total liabilities	170,643	168,178
Commitments and contingencies
Shareholders' equity:
Common stock
$0.01 par value; authorized 100,000 shares; issued and outstanding 63,712 and 62,455 shares at December 31, 2017 and March 31, 2017, respectively	637	625
Additional paid-in capital	240,584	228,549
Accumulated other comprehensive loss	(235)	(358)
Retained earnings	89,754	76,227
Total shareholders' equity	330,740	305,043
Total liabilities and shareholders' equity	$501,383	$473,221

QUALITY SYSTEMS, INC.

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

RECONCILIATION OF NON-GAAP DILUTED EARNINGS PER SHARE

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
Income before provision for income taxes - GAAP	$3,028	$12,828	$19,601	$17,776
Non-GAAP adjustments:
Acquisition and disposition costs, net	387	(1,337)	1,569	5,147
Amortization of acquired intangible assets	6,083	5,575	17,351	16,953
Amortization of deferred debt issuance costs	269	269	807	807
Restructuring costs	130	231	130	4,685
Securities litigation defense costs, net of insurance	152	356	716	1,483
Share-based compensation	3,453	2,001	8,585	5,067
Other non-run-rate expenses*	-	739	263	2,865
Total adjustments to GAAP income before provision for income taxes:	10,474	7,834	29,421	37,007
Income before provision for income taxes - Non-GAAP	13,502	20,662	49,022	54,783
Provision for income taxes	4,118	6,302	14,952	16,709
Net income - Non-GAAP	$9,384	$14,360	34,070	$38,074
Diluted net income per share - Non-GAAP	$0.15	$0.23	$0.54	$0.62
Weighted-average shares outstanding (diluted):	63,708	62,093	63,296	61,900

* Other non-run-rate expenses consist primarily of professional services costs not related to core operations.